Exhibit 99.1

Longs Reports Preliminary May Retail Drug Store Sales

WALNUT CREEK, CA (June 5, 2008) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary total retail drug store sales for the four-week and seventeen-week periods ended May 29, 2008.

	Periods ended May 29, 2008
(Dollars in millions)	Month (4 weeks)	Year to Date (17 weeks)
Total retail drug store sales	$374	$1,593
Increase from comparable prior year period	0.2%	2.3%
Same-store sales increase (decrease):
Pharmacy	(2.6)%	(0.2)%
Front-end	(0.2)%	1.1%
Total	(1.4)%	0.4%

Longs estimated that preliminary May pharmacy same-store sales were unfavorably impacted by approximately 275 to 300 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, a reduction in cold, flu, and allergy prescriptions, primarily due to the impact of the switch of the prescription allergy medicine Zyrtec to over-the-counter status, had an unfavorable impact of approximately 200 to 225 basis points on pharmacy same-store sales.

Longs estimated that preliminary May pharmacy same-store sales were also unfavorably impacted by approximately 125 to 150 basis points as a result of the calendar shift in Memorial Day, which fell in the Company’s fiscal month of May this year versus the fiscal month of June last year.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 516 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.